Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-133187
March 27, 2007
Continental Airlines, Inc. (“Continental”)
(NYSE Symbol: CAL)

Securities:	Class A Pass	Class B Pass Through	Class C Pass Through
	Through	Certificates,	Certificates,
	Certificates,	Series 2007-1 ("Class B	Series 2007-1 ("Class C
	Series 2007-1	Certificates")	Certificates" and,
	("Class A		together with the Class A
	Certificates")		Certificates and the Class B
			Certificates, the
			“Certificates”)
Amount:	$756,762,000	$221,850,000	$168,198,000
Public Offering Price:	100%	100%	100%
CUSIP:	21079N AA9	21079R AA0	21079Q AA2
ISIN:	US21079NAA90	US21079RAA05	US21079QAA22
Coupon:	5.983%	6.903%	7.339%
Make-Whole Spread:	0.25%	0.40%	0.50%
Available Amount under Liquidity Facility at April 19, 2009:	$67,915,606	$22,971,458	N/A
Liquidity Facility Initial Maximum Commitment Amount:	$69,047,532	$23,354,316	N/A

Optional Redemption:	Continental may elect to redeem all of the Equipment Notes issued with respect to an Aircraft prior to maturity at any time. In addition, Continental may elect to redeem the Series B or Series C Equipment Notes with respect to all Aircraft in connection with a refinancing of such Series. The redemption price in such case will be the aggregate unpaid principal amount thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption plus a Make-Whole Premium calculated by using the Make-Whole Spread described above.

Use of Proceeds:	The proceeds from the sale of the Certificates of each Trust will initially be held in escrow and deposited with the Depositary, pending delivery of each Aircraft to be financed. Each Trust will withdraw funds from the escrow relating to such Trust to acquire Equipment Notes as these Aircraft are delivered and financed. The Equipment Notes will be issued to finance the purchase by Continental of 30 new Boeing aircraft.

	Principal Amount of	Principal Amount of	Principal Amount of
Underwriting	Class A Certificates	Class B Certificates	Class C Certificates

Morgan Stanley & Co. Incorporated	$108,114,000	$31,698,000	$24,030,000

Credit Suisse Securities (USA) LLC	$108,108,000	$31,692,000	$24,028,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$108,108,000	$31,692,000	$24,028,000

Citigroup Global Markets Inc.	$108,108,000	$31,692,000	$24,028,000

UBS Securities LLC	$108,108,000	$31,692,000	$24,028,000

Calyon Securities (USA) Inc.	$108,108,000	$31,692,000	$24,028,000

J.P. Morgan Securities Inc.	$108,108,000	$31,692,000	$24,028,000

Underwriting Commission:	$9,174,480

Continental’s Transaction Expenses:	$2,400,000

	Class A Pass Through	Class B Pass Through	Class C Pass Through
	Certificates	Certificates	Certificates

Concession to Selling Group Members:	0.475%	0.475%	0.475%

Discount to Brokers/Dealers:	0.250%	0.250%	0.250%

Underwriting Agreement:	Dated March 27, 2007

Trade Date:	March 27, 2007

Settlement Date:	April 10, 2007 (T+9) closing date, the 9th business day following the date hereof

Preliminary Prospectus Supplement:	Continental has prepared a Preliminary Prospectus Supplement, dated March 27, 2007, which includes additional information regarding the Certificates
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free 1-866-718-1649 (institutional investors)